Exhibit 10.22

KEY OFFICER

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Key Officer Severance and Change of Control Agreement, dated as of November 17, 2016 (the “Agreement”), is made and entered into between Semiconductor Components Industries, LLC (the “Company”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and Taner Ozcelik (the “Executive”).

RECITALS

A. The Executive has been and continues to be employed by the Company in a key officer position at the Company. As such, the Executive has earned a commensurate level of base salary, Bonus (as defined below), equity based awards, and other compensation and benefits including certain perquisites. In recognition of the Executive’s services on behalf of the Company, the Company promoted Executive on February 20, 2015 to Senior Vice President & General Manager, Image Sensor Division of the Company (“Promotion”).

B. The Board of Directors (the “Board”) of the Parent (as defined below) and its Compensation Committee (the “Committee”) have determined that it is in the best interests of the Company and its stockholders to ensure that the Company continue to have the full support, dedication and objectivity of certain key officers of the Company (including, without limitation, the key officer position that the Executive now holds (“Key Officer” or “Key Officers”) under various possible circumstances and situations (as summarized below in these Recitals) that the Company and the Key Officers and/or the Executive may find themselves.

C. The Board and Committee believe it is important to diminish the inevitable distractions that each of the Key Officers may experience by virtue of the personal risks and uncertainties associated with their key officer roles and responsibilities at the Company. The Board and Committee have therefore determined to provide Key Officers with assurances regarding certain severance payments and benefits to be received by the Key Officers in the event of a loss of their employment so that these persons can provide their full attention and dedication to the business and affairs of the Company notwithstanding any attendant personal risks and uncertainties to the Key Officers including the Executive.

D. The Board and Committee also recognize that the possibility, threat or occurrence of a Change in Control (as defined below) transaction involving the Company can be a distraction to the Key Officers and can cause the Key Officers to consider alternative employment opportunities. The Board and Committee have therefore determined to provide the Key Officers with: (i) incentive to continue their employment and to motivate each Key Officer to maximize the value of the Company upon a Change in Control; and (ii) certain severance payments and benefits upon each Key Officer’s termination of employment following a Change in Control.

E. In connection with this Agreement, the Board and Committee have previously stated the belief that it is important to secure each Key Officer’s commitment to comply with certain restrictive covenants contained herein (e.g., non-solicitation, non-compete, confidentiality, etc.). These governing bodies also require herein that the Executive’s rights to any severance payments and benefits be subject to and conditioned upon the execution by the Executive of a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its affiliates and others. For the remainder of this Agreement, reference to the “Board” may refer to both the Board and the Committee or either of these two bodies.

AGREEMENT

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment Period.

The employment of the Executive shall be subject to the terms and conditions of this Agreement commencing as of the date of the execution of this Agreement (the “Effective Date”). Executive shall be considered an “at-will” employee, which means that the Executive’s employment may be terminated by the Company or by the Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” The Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, after any accommodation required by law, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board of the Parent that the Executive’s employment could have been terminated for Cause (except for a termination under (ii) of the above definition of Cause), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined below).

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) without the Executive’s written consent, reducing the Executive’s salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company, or (iii) without the Executive’s written consent, a material and continued diminution of the Executive’s duties and responsibilities hereunder, unless the Executive is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities); provided that in either (i), (ii), or (iii) above, the Executive shall notify the Company within thirty (30) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a thirty (30) day period after delivery of such notice to cure such breach or diminution.

2. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 9(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 1(b), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 1(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 1(f) herein, thirty (30) days after Notice of Termination, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

3. Termination Payments.

(a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause, the Executive shall be entitled to: (i) any accrued but unused vacation, (ii) base salary through the Date of Termination (to the extent not theretofore paid), (iii) the continuation of base salary (as in effect immediately prior to the termination) for twelve (12) months following the Date of Termination which, subject to the restriction set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time and which shall begin on the first payroll period immediately following the date on which the release described below in Section 3(d) becomes irrevocable, (iv) any earned but not paid Bonus (as defined below) for the performance period immediately preceding the Date of Termination, and (v) a pro-rata portion of the Bonus, if any, for the performance period in which the Date of Termination occurs (based on the achievement of the applicable performance criteria and related to the applicable performance period). Notwithstanding the foregoing, the amount of payment set forth in (iii) above during the six-month period following the Date of Termination shall not exceed the severance pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the six-month anniversary of the Date of Termination). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) does not apply as of the Date of Termination, the amount set forth in (iii) above shall be paid (a) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the Date of Termination and (b) thereafter in installments in accordance with the Company’s ordinary payroll practices. The amounts set forth in (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31 before January 1 or after March 15 of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). In addition, in the event of a termination by the Company without Cause under this Section 3(a): (1) if the Executive elects to continue the Company’s group health plans pursuant to his rights under COBRA, the Company shall pay the Executive’s COBRA continuation premiums until the earlier of (x) the date the Executive receives group health benefits from another employer or (y) the one-year anniversary of the Date of Termination; and (2) the Company will provide the Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination, at a cost not to exceed $5,000. For purposes of this Agreement, the “Bonus Program” shall mean the discretionary bonus program established and approved by the Board or Committee for employees of the Company in similar positions to the Executive. Also, for purposes of this Agreement, the “Bonus” shall mean a bonus earned, if any, by the Executive on an annual or other performance period basis up to a certain percentage of base salary actually earned and paid, if any, to the Executive during an applicable performance period, or a lesser or an additional amount, as approved by the Board or Committee under the Bonus Program and in all cases based on certain performance criteria; provided that the Executive is actively employed by the Company on the date the bonuses are paid under the Bonus Program, except as provided in this Section 3(a). Notwithstanding anything else in this Agreement, the payments and benefits provided in this Section 3(a) are subject to and conditioned upon the Executive executing (and not revoking) a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments are subject to and conditioned upon the Executive’s compliance with the restrictive covenants provided in Sections 5 and 6 hereof. For the avoidance of any doubt or confusion, the Executive shall not be entitled to any payments or benefits provided under this Section 3(a) in the event of any for Good Reason termination of employment by the Executive. Except as provided in this Section 3(a), the Company shall have no additional obligations under this Agreement.

(b) Cause, Disability, Death or Voluntarily (including for Good Reason Absent a Change in Control). If the Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) as a result of the Executive’s death or Disability, or (iii) voluntarily by the Executive (including for Good Reason but absent a Change in Control (as defined below)), the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination the Executive’s accrued but unused vacation and his base salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 3(b), the Company shall have no additional obligations under this Agreement.

(c) Change in Control. If within twenty-four (24) months following a Change in Control, (i) the Company terminates the Executive’s employment without Cause or (ii) the Executive terminates his/her employment with the Company for Good Reason, then, in addition to all the other benefits provided to the Executive under Section 3(a) of this Agreement, notwithstanding any provision in any applicable option grant agreement or restricted stock award agreement (including time and performance based awards) between the Parent (or the Company) and the Executive: (A) any outstanding but unvested options or any earned but unvested restricted stock awards (including time and performance based awards) granted on or prior to the date of this Agreement or in connection with the Executive’s Promotion shall fully vest upon the Date of Termination; and (B) any such options (both vested and unvested) granted on or prior to the date of this Agreement or in connection with the Executive’s Promotion will remain fully exercisable until the first to occur of (1) the one-year anniversary of the Date of Termination, and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date, provided, however, that if the Company determines in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such extension shall not take effect. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (as amended effective May 20, 2015) for “Change in Control.” For the avoidance of any doubt or confusion, the Executive shall be entitled to all payments and benefits as provided under this Section 3(c) in the event of a for Good Reason termination of employment by the Executive (as defined in Section 1(f) herein) associated with a Change in Control. Except as provided in this Section 3(c), the Company shall have no additional obligations under this Agreement.

(d) Release Required. In order to receive the termination related payments and benefits described in this Section 3, within the time periods described below, the Executive must execute (and not revoke) a general release and waiver (in a form reasonably acceptable to the Company) waiving all claims the Executive may have against the Company, its affiliates and others. The release shall be provided to the Executive on or before the date that is five (5) days following the Executive’s Date of Termination. The release must be executed and returned to the Company within the time period described in the release and it must not be revoked by the Executive. Notwithstanding anything in this Agreement to the contrary, if the period during which the Executive may consider and revoke the release spans two (2) calendar years, payment will be made to Executive in the second calendar year.

4. Legal Fees.

In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

5. Non-Solicitation.

During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of ON Semiconductor Corporation (the “Parent”), the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employment of the Parent, the Company or their subsidiaries.

6. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, “Confidential Information” shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b) The Executive and the Company agree that the Parent, the Company and their affiliates would likely suffer significant harm from the Executive competing with any or all of the Parent, the Company or their affiliates for some period of time after the Date of Termination. Accordingly, the Executive agrees that he will not, for a period of one (1) year following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business (as defined below) in or from any location in the United States. For purposes of this Agreement, “Competitive Business” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or government agency or political subdivision thereof that is engaged in, or otherwise competes or has demonstrated a potential for competing with the Business (as defined below) for customers of the Company or its affiliates anywhere in the world. For purposes of this Agreement, “Business” shall mean the design, marketing and sale of semiconductors in the power, analog, digital signal processing, mixed signal, advanced logic, discrete and custom devices, data management semiconductors, memory and standard semiconductor components and integrated circuits offered by any or all of the Parent, the Company or their affiliates for use in electronic products, appliances and automobiles, computing, consumer and industrial electronics, wireless communications, networking, military and aerospace and medical end-user markets.

(c) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive shall not defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives.

7. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 5 and 6 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 5 or 6 hereof.

8. Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

9. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Semiconductor Components Industries, LLC

5005 East McDowell Road

Phoenix, Arizona 85008

Attention: General Counsel

If to the Executive, to the address for the Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, stock options granted to the Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company (as defined above) and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) The payments and other consideration to the Executive under this Agreement shall be made without right of offset.

(i) (i) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (“Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (“Delayed Payment Date”) which is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

(j) By signing this Agreement, the Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time, as a result of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations.

(k) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Semiconductor Components Industries, LLC

/s/ Tobin Cookman
Name: Tobin Cookman Title: Senior Vice President, Human Resources

/s/ Taner Ozcelik
Taner Ozcelik